exhibit 99.1

           GLOBALNETFINANCIAL.COM AND TELESCAN, INC. TERMINATE MERGER

SANTA MONICA, CA, LONDON AND HOUSTON, TX -- (September 26, 2000)
GLOBALNETFINANCIAL.COM, INC., (NASDAQ: GLBN, LSE: GLFA) ("GlobalNetFinancial") and TELESCAN, INC. (NASDAQ: TSCN) ("Telescan") announced today they have terminated their proposed merger transaction.

Under the terms of the termination agreement, GlobalNetFinancial and Telescan have entered into a share exchange in which Telescan will deliver to GlobalNetFinancial 272,500 shares of GlobalNetFinancial common stock currently owned by Telescan, and in exchange GlobalNetFinancial will deliver to Telescan the 545,000 shares of Telescan common stock currently owned by GlobalNetFinancial. GlobalNetFinancial will also purchase from Telescan 276,495 shares of GlobalNetFinancial common stock currently owned by Telescan for $6.00 per share and will make an additional payment of $250,000 in respect of certain of Telescan's expenses.

In a joint statement, Stanley Hollander, Chairman & CEO of GlobalNetFinancial, and Lee Barba, Chief Executive Officer of Telescan, said, "Both GlobalNetFinancial and Telescan possess core strengths that will enable each company to separately pursue its respective growth strategies, which we have mutually agreed is in the best interests of our respective companies and shareholders".

ABOUT GLOBALNETFINANCIAL.COM

GlobalNetFinancial.com is a rapidly expanding international financial portal providing online financial news, investment tools, and transaction services. GlobalNetFinancial is leveraging its highly trafficked websites by partnering globally with leading ISP's and Internet portals, direct access share trading companies and other brokerage and clearing firms to create an international network of online transaction businesses dealing in North American and European stocks, foreign exchange and other financial services such as insurance. GlobalNetFinancial owns substantial stakes in these transaction businesses. GlobalNetFinancial's shares are traded on both the NASDAQ National Market System and on the Alternative Investment Market of the London Stock Exchange. GlobalNetFinancial's family of Money & Finance websites includes UK-iNvest.com, America-iNvest.com, Canada-iNvest.com, Deutscher-Finanzmarkt.com,
Espana-iNvest.com, Italia-iNvest.com, Neder-iNvest.com, Danmark-iNvest.com, FR-iNvest.com, SolBors.com, GlobalNeTrader.com, MatchBookFX.com, StockAcademy.com, InsuranceWide.com, eo.net and UK-Wire.com.

ABOUT TELESCAN

Houston-based Telescan (http://www.telescan.com) is an industry leader in providing Internet services to the financial and publishing industries and proprietary analytics and content to individual investors. Telescan's Consumer Division, based in Menlo Park, California, manages a collection of Web sites, including INVESTools.com and WallStreetCity.com, with the common goal of simplifying and enriching the investing consumer's financial life. The group manages more than 1.2 million actual users and more than 50,000 paying subscribers. Revenue is generated through both advertising and subscription sales. Telescan also provides Internet services via private-label and co-branded versions of its proprietary Internet technology to many of the nation's leading financial services and media companies, including America Online, American Express, Fidelity Investments, Forbes, NBC, Quick & Reilly and Time Inc. New Media (Fortune).
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CONTACTS FOR GLOBALNETFINANCIAL.COM


The Del Mar Consulting Group, Inc.         GlobalNetFinancial.com, Inc.
Robert B. Prag, President                  Michael Jacobs
(858) 794-9500                             (800) 371-4921
BPRAG@DELMARCONSULTING.COM                 MJACOBS@GLOBALNETFINANCIAL.COM

CONTACTS FOR TELESCAN, INC.

Telescan, Inc.                             Kekst and Company
Lee Barba, CEO                             Jeffrey Taufield
(212) 332-3256                             Roanne Kulakoff
                                           (212) 521-4800

This release contains forward-looking statements, which are made pursuant to the safe-harbor provisions of the private securities litigation reform act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, some of which are out of the control of the Company. Accordingly, the Company's actual results could differ materially from those discussed in this release. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, profitability, cash flows and capital needs. A more complete listing of cautionary statements and risk factors is contained in the Company's reports filed with the Securities and Exchange Commission. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.